Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (333-156391 and 333-159553) on Form S-3, and the Registration Statements (333-145717 and 333-165788) on Form S-8 of Patrick Industries, Inc. of our report dated April 14, 2009, except for Note 20, as to which the date is March 30, 2011, with respect to the consolidated financial statements for the year ended December 31, 2008 included in this Annual Report (Form 10-K) of Patrick Industries, Inc. for the year ended December 31, 2010.

/s/ Ernst & Young LLP

Grand Rapids, Michigan
March 30, 2011